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                                                                    Exhibit 99.1


                     TERAGLOBAL TO EXPLORE FINANCING OPTIONS

SAN DIEGO--(BUSINESS WIRE)--January 15, 2001--TeraGlobal Communications Corp. (OTC BB: TGCC) announced today that it is exploring alternatives for financing the Company's ongoing operations.

The Company reported a need for additional capital in its third quarter report to shareholders. The Company also reported at that time that it had entered into a term sheet with an investment banker to provide additional capital through a private placement of securities that was scheduled to commence in January 2002.

On December 21, 2001, the Company announced that it had received $750,000 in a bridge financing round. The funds were secured through a private placement of convertible promissory notes and warrants. The proceeds from that bridge financing were necessary to fund the Company's operations through the January financing round.

The Company has received notice that its investment banker is withdrawing from the term sheet and the January financing round. The Company will require additional capital in order to continue operations, but has no firm commitments for financing at this time.

The investment banker's withdrawal from the term sheet has caused certain Default Warrants issued in connection with the bridge financing to vest, granting the bridge investors, principally WallerSutton 2000, L.P., the right to purchase for nominal value a number of newly issued shares of Common Stock equal to 50% of the Company's outstanding Common Stock.

The Company is also in default under the terms of the bridge notes, granting the bridge note holders the right to declare a default. In the event a default is declared, the amount owed under the bridge notes would become immediately due and payable. The obligation to repay the bridge notes is secured by a first lien on all of the Company's assets.

The Company, together with its principal investor WallerSutton, will continue to pursue alternatives to provide the capital necessary to fund anticipated operating expenses. The Company is currently discussing financing transactions to meet its immediate capital obligations with a number of sources including current investors. The Company's Board of Directors has also approved the retention of an investment banking entity to further explore the Company's financing options.

The Company is continuing sales and marketing activities of its TeraMedia(R) product with new pilot customers in the government, education and media markets. Development of the previously announced Session(TM) collaboration software, which operates on the Windows(R) operating system, is scheduled for release in February 2002.


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Additional information concerning the bridge financing including a copy of the press release announcing the financing can be found in the exhibits to this report and to the December 21, 2001 report.

ABOUT TERAGLOBAL COMMUNICATIONS

TeraGlobal Communications Corp. develops software for real-time collaboration and communication over computer networks. TeraGlobal's TeraMedia(R) collaboration software, is industry leading technology combining extensive collaboration tools with integrated IP voice and video communications.

TeraGlobal's corporate office is in San Diego, California, with regional field sales offices throughout the Unites States. TeraGlobal stock is traded on the OTCBB under the symbol "TGCC".

TeraGlobal and TeraMedia are registered trademarks of TeraGlobal Communications Corp. Other trademarks are properties of their respective owners.

Certain matters discussed in this press release may contain forward-looking statements that may involve risk and uncertainties, including but not limited to, the Company's ability to raise any additional capital, the amount, timing and terms of any such capital raise, the adequacy of such capital to meet ongong operating expenses, the timing of future product releases, as well as other factors detailed in the Company's filings with the Securities and Exchange Commission.